Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports Third Quarter 2008 Financial Results

Company Achieves 21% Revenue Growth as Compared to Last Year

Net Loss Improvement of 38% Before One-Time Benefit

(ROANOKE, Va, Nov. 5, 2008) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing & instrumentation and pharmaceutical nanomedicines, today announced its financial results for the third quarter ended September 30, 2008.

Kent Murphy, Chairman and Chief Executive Officer, provided this overview of Luna’s results:

“I am pleased to report that during the third quarter we continued to achieve our planned improvement in both revenue and bottom line results. For the first time, we achieved quarterly revenue in excess of $10 million. Our revenues of $10.7 million in the third quarter of 2008 represent an increase of 21% as compared to the same quarter last year, with growth of more than 20% in both of our lines of business. Our gross profit increased from $3.5 million in the third quarter of 2007 to $4.3 million this past quarter, and due in part to our continued focus on our operating expenses, our loss per share declined from $0.18 to $0.04. Excluding a one-time benefit that we realized on a litigation settlement with our former auditors, our net loss per share would have been $0.10, which is a substantial improvement compared to the third quarter of 2007.”

“Our higher-margin product and license revenues continue to grow, and we remain on track to achieve a growth of approximately 30% in that segment this year as compared to last year. We also had continued success in strengthening our Technology Development Division and have a solid backlog of contracts specifically supporting much of our product development efforts.”

“Also during the past quarter, we announced a National Institutes of Health grant from the National Cancer Institute to develop a contrast agent that is targeted to image brain cancers. Under this

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LUNA INNOVATIONS INCORPORATED	Luna Q308 Earnings, Page 2

program, Luna is tasked with producing an improved magnetic resonance imaging (MRI) agent to enhance tumor imaging and advance the diagnosis and treatment of this disease by directing nanomolecules to specific biological targets. We expect that our exclusive nanotechnology using carbon nanospheres can meet the needs of this program.”

Third Quarter Financial Highlights

— Achieved quarterly revenue greater than $10 million. Total revenues for the third quarter of 2008 increased 21% compared to the third quarter of 2007.

— Product and license revenues grew 21% to approximately $3.5 million in the third quarter of 2008, compared to $2.9 million in the third quarter of 2007.

— Gross profit for the third quarter of 2008 increased 21% to $4.3 million from $3.5 million for the corresponding period of 2007.

— Operating expenses decreased 3% to $5.4 million, or 50% of total revenues, from $5.5 million, or 63% of total revenues, in the third quarter of 2007.

— Net loss improved to $0.5 million from $1.8 million in the third quarter of 2007. Excluding the one-time benefit from a July 2008 settlement of a dispute with our former auditing firm the net loss would have been $1.1 million.

— Net loss per share for the third quarter of 2008 was $0.04 per share. Excluding the non-recurring, non-operating income related to the July 2008 settlement, net loss per share for the third quarter of 2008 would have been $0.10 per share compared to a net loss per share of $0.18 in the third quarter of 2007.

— Cash and cash equivalents totaled $15.2 million at September 30, 2008, as compared to $15.3 million at June 30, 2008, and $12.0 million at December 31, 2007.

Third Quarter Business Highlights

— Awarded a grant from the National Cancer Institute to adapt Luna’s exclusive carbon nanosphere-based contrast agent technology to produce an improved MRI agent for enhanced tumor imaging and advanced diagnosis and treatment.

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— Continued to meet the development objectives and timeline of our partnership with Intuitive Surgical, Inc. to adapt Luna’s shape sensing technology for use in medical robotics for minimally invasive surgery.

— Demonstrated an increase in the number of hair follicles and growth of new hair on a second species of mouse using a topical application of our proprietary nanomedical compound; identified the lead compound for future development efforts of this potential product.

— Realized 20% increase in organic solar cell overall efficiency based upon the increase in open circuit voltage obtained from using Luna’s exclusive TRIMETASPHERE® in place of the empty cage fullerenes typically used today.

Outlook for Remainder of 2008

For the fourth quarter of 2008, the company currently anticipates continued year-over-year growth in both its product and license segment and its Technology Development Division. The company currently expects total revenue to be in the range of $40.0 million to $41.0 million for 2008. Also for 2008, the company anticipates a net loss in the range of $6.0 million to $6.5 million. The improvement in expected net loss for the year from our earlier guidance of $6.5 million to $7.0 million reflects the non-recurring benefit realized from the July 2008 settlement. Accordingly, for the fourth quarter of 2008, the company expects revenue of approximately $10.5 million to $11.5 million and a net loss of approximately $1.8 million to $2.3 million. The higher expected loss in the fourth quarter of 2008 compared to the current quarter is primarily attributable to the expected increase in costs related to on-going litigation with Hansen Medical as Luna progresses toward trial in that matter.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 11:00 a.m. (EST) today to discuss its financial results, business developments and expectations for 2008. The call can be accessed by dialing 1.866.202.1971 domestically or 1.617.213.8842 internationally prior to the start of the call. The access code is 48200647. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations Web site, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations Web site for at least 30 days following the conference call.

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About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, but not limited to: (i) the company’s ability to successfully develop an improved magnetic resonance imaging, or MRI, contrast agent pursuant to its grant from the National Cancer Institute, (ii) the company’s ability to successfully obtain regulatory approval and to sell an improved MRI contrast agent, (iii) the company’s anticipated growth in its product and license and technology development divisions in 2008 and increased revenues in those areas, (iv) the company’s continued success and profitability from its partnership with Intuitive Surgical, Inc., (v) the company’s expectations regarding future products and revenues that may be generated from its research in new technologies, including hair growth and solar cell applications of its nanotechnology, (vi) the company’s expectations with respect to the resolution of litigation with Hansen Medical; and (vii) the company’s financial outlook for its fourth quarter 2008 and full fiscal year 2008, including expected revenues and net loss as well as the underlying growth rates assumptions and expected components thereof. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: the company’s ability to manage its growth effectively; the company’s ability to transition its revenue mix to product revenues and the company’s limited experience in manufacturing products on a commercial scale; the company’s ability to successfully identify market needs for new products; the company’s ability to attract skilled employees; the company’s continued reliance on contract research, including government grants and contracts available only to small businesses, for a significant portion of its revenue; the company’s ability to remain eligible for small business government grants and contracts in the future; the company’s ability to maintain sufficient proprietary rights to protect its technologies; the potential adverse effects of nanotechnology, whether real or perceived; the potential limitations of regulatory requirements in obtaining clearance by the U.S. Food and Drug Administration or other regulatory agencies for the company’s products; and risks inherent in current or future litigation proceedings. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

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LUNA INNOVATIONS INCORPORATED	Luna Q308 Earnings, Page 5

Luna Innovations Incorporated Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Contract research revenues	$7,246,674	$5,952,747	$20,795,697	$17,091,452
Product and license revenues	3,456,872	2,867,453	8,706,075	6,654,200

Total revenues	10,703,546	8,820,200	29,501,772	23,745,652
Cost of revenues:
Contract research costs	4,983,336	4,008,829	13,558,984	11,929,264
Product and license costs	1,453,467	1,281,367	4,222,699	2,670,916

Total cost of revenues	6,436,803	5,290,196	17,781,683	14,600,180

Gross profit	4,266,743	3,530,004	11,720,089	9,145,472
Operating expense	5,371,530	5,511,561	16,466,299	16,182,168

Operating loss	(1,104,787)	(1,981,557)	(4,746,210)	(7,036,696)

Other income (expense)
Other income	667,125	49,515	667,125	47,904
Interest income, net	(36,323)	93,690	(45,345)	290,571

Total other income	630,802	143,205	621,780	338,475

Loss before income taxes	(473,985)	(1,838,352)	(4,124,430)	(6,698,221)
Income tax expense	—	—	—	—

Net loss	$(473,985)	$(1,838,352)	$(4,124,430)	$(6,698,221)

Net loss per share:
Basic	$(0.04)	$(0.18)	$(0.38)	$(0.66)

Diluted	$(0.04)	$(0.18)	$(0.38)	$(0.66)

Weighted average shares:
Basic	11,055,613	10,293,557	10,924,596	10,134,313

Diluted	11,055,613	10,293,557	10,924,596	10,134,313

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LUNA INNOVATIONS INCORPORATED	Luna Q308 Earnings, Page 6

Luna Innovations Incorporated Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
Assets	(unaudited)
Current assets
Cash and cash equivalents	$15,181,265	$12,046,945
Accounts receivable, net	10,415,251	9,716,610
Refundable income taxes	390,661	396,062
Inventory	2,291,968	1,675,239
Other current assets	533,484	333,105

Total current assets	28,812,629	24,167,961
Property and equipment, net	5,639,168	5,859,515
Intangible assets, net	1,815,895	1,911,132
Deferred tax asset	600,000	600,000
Other assets	126,991	10,270

Total assets	$36,994,683	$32,548,878

Liabilities and stockholders' equity
Current liabilities
Current portion of capital lease obligation	$21,458	$23,885
Current portion of long-term debt obligation	1,071,429	—
Accounts payable	4,235,604	3,024,973
Accrued liabilities	5,244,507	5,331,798
Deferred credits	1,732,319	1,672,400

Total current liabilities	12,305,317	10,053,056
Long-term capital lease obligation	—	4,671
Long-term debt obligation	8,928,571	5,000,000
Deferred credits and other long term liabilities	—	354,418

Total liabilities	21,233,888	15,412,145

Stockholders' equity:
Preferred stock, par value $0.001, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 11,102,365 and 10,704,456 shares issued and outstanding	11,102	10,704
Additional paid-in capital	37,244,157	34,496,063
Accumulated deficit	(21,494,464)	(17,370,034)

Total stockholders' equity	15,760,795	17,136,733

Total liabilities and stockholders' equity	$36,994,683	$32,548,878

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LUNA INNOVATIONS INCORPORATED	Luna Q308 Earnings, Page 7

Luna Innovations Incorporated Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2008	2007
	(unaudited)	(unaudited)
Cash flows used in operating activities
Net loss	$(4,124,430)	$(6,698,221)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,425,857	1,324,155
Share-based compensation	2,163,467	1,722,734
Change in assets and liabilities:
Accounts receivable	(698,641)	(1,546,225)
Inventory	(1,029,786)	(707,726)
Other assets	(253,505)	128,854
Accounts payable and accrued expenses	1,493,982	1,071,451
Deferred credits	(294,499)	925,875

Net cash used in operating activities	(1,317,555)	(3,779,103)

Cash flows used in investing activities
Acquisition of property and equipment	(318,436)	(1,233,932)
Intangible property costs	(378,780)	(320,110)

Net cash used in investing activities	(697,216)	(1,554,042)

Cash flows from financing activities
Proceeds from/ (Payments on) debt obligations	5,000,000	(214,955)
Payments on capital lease obligations	(7,098)	(63,036)
Proceeds from the exercise of options and warrants	156,189	272,777

Net cash used in financing activities	5,149,091	(5,214)

Net change in cash	3,134,320	(5,338,359)
Cash—beginning of period	12,046,945	17,866,753

Cash—end of period	$15,181,265	$12,528,394

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LUNA INNOVATIONS INCORPORATED	Luna Q308 Earnings, Page 8

Luna Innovations Incorporated Reconciliation of Net Loss and Loss Per Share Before Litigation Settlement for the Quarter Ended September 30, 2008

Net loss, as reported	$(473,985)

Deduct net benefit realized from litigation settlement proceeds	(666,332)

Net loss, before litigation settlement	$(1,140,317)

Net loss per share before litigation settlement:
Basic	$(0.10)

Diluted	$(0.10)

Weighted average shares:
Basic	11,055,613

Diluted	11,055,613

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Investor Contact:

John Baldissera

BPC Financial Marketing

Phone:1.800.368.1217

Email: IR@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone:1.540.769.8400 Email: kclark@lunainnovations

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